Exhibit 4.5

COHBAR, INC.

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is entered into as of April 11, 2014, by and among CohBar, Inc., a Delaware corporation (the “Company”), the investors listed on Schedule A hereto (the “Investors”), and the individuals listed on Schedule B hereto (each, a “Founder” and collectively, the “Founders”). Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.1 below.

RECITALS

A. The Company and the Investors are parties to that certain Series B Preferred Stock Purchase Agreement dated as of the date hereof (the “Series B Purchase Agreement”), pursuant to which the Company is selling and the Investors are purchasing shares of the Company’s Series B Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”); and

B. The Company and the Investors desire to enter into this Agreement to provide certain registration and other rights with respect to the shares held by the Investors.

AGREEMENTS

1.	Registration Rights.

1.1	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

(a) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b) The term “Act” means the Securities Act of 1933, as amended.

(c) The term “Common Stock” means the Company’s common stock, $0.001 par value per share.

(d) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e) The term “Founder Registrable Securities” means (i) the shares of the Company’s capital stock held by the Founders, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.

(f) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof who acquires registration rights under this Agreement with respect to such securities in accordance with Section 1.11 hereof.

(g) The term “IPO” means the Company’s initial public offering of Common Stock pursuant to an effective Registration Statement under the Act.

(h) The term “Put Agreement” means the Put Agreement entered into between the Company and each purchaser of Series B Preferred stock in connection with the original issuance of the Series B Preferred Stock.

(i) The term “Put Securities” has the meaning ascribed to such term in the Put Agreement.

The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(j) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock, (ii) the Common Stock issuable or issued pursuant to a Put Agreement, or issuable upon exercise of Put Securities, (iii) the Founder Registrable Securities, provided, however, that such Founder Registrable Securities shall not be deemed Registrable Securities and no Founder shall be deemed a Holder for the purposes of Sections 1.2, 1.4, 3, 4.1 or 5.7(b) and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, (x) any Registrable Securities sold by a person in a transaction in which his, her or its rights under this Section 1 are not assigned. In addition, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, including sales made pursuant to Rule 144 promulgated under the Act, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale. The number of shares of Registrable Securities deemed to be outstanding at any given time shall be the sum of the number of shares of Common Stock outstanding that are Registrable Securities plus the number of shares of Common Stock issuable pursuant to then outstanding shares of Series B Preferred Stock or other convertible securities that are Registrable Securities hereunder.

(k) The term “Restated Certificate” means the Company’s Second Amended and Restated Certificate of Incorporation, as amended from time to time.

(l) The term “Sale of the Company” shall have the same meaning as the term “Deemed Liquidation” defined in the Restated Certificate.

(m) The term “SEC” shall mean the Securities and Exchange Commission.

1.2	Registration Rights.

(a) Mandatory Registration following IPO.

(i) On or prior to the date specified for expiration of the market standoff pursuant to Section 1.12 (the “Filing Date”), the Company shall prepare and file with the SEC a registration statement covering the resale of all of the Registrable Securities that are not then registered on an effective registration statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Act. Each registration statement filed hereunder shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith, subject to the provisions of Section 1.2(a)(iii)). The Company shall use its best efforts to cause a registration statement filed under this Agreement to be declared effective as promptly as practicable, and shall use its best efforts to keep such registration statement continuously effective under the Act until all Registrable Securities covered by such registration statement (A) have been sold, thereunder or pursuant to Rule 144, or (B) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holders (the “Effectiveness Period”).

(ii) Notwithstanding the registration obligations set forth in Section 2(a), if the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the initial registration statement as required by the SEC, covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering, subject to the provisions of Section 1(b)(iii); provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.

(iii) If Form S-3 is not available for the registration of the resale of Registrable Securities hereunder pursuant to this Section 1.2, the Company shall (A) register the resale of the Registrable Securities on another appropriate form and (B) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that, during the Effectiveness Period, the Company shall maintain the effectiveness of the registration statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

(b) Demand Registration.

(i) Subject to the terms and conditions of this Section 1.2, if the Company shall receive at any time prior to the completion of an IPO and after the fifth (5th) anniversary of the date of this Agreement a written request from the Holders of a majority of the Registrable

Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $20,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use its reasonable best efforts to effect, as soon as practicable (and in any event within ninety (90) days of the receipt of such request), the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(b).

(ii) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2(b) and the Company shall include such information in the written notice referred to in Section 1.2(b)(i). In such event, the right of any Holder to include his, her or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that in such event, neither the Company nor any other holders of the Company’s securities may participate in such registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Limitations. The Company shall not be required to effect a registration:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act;

(ii) pursuant to Section 1.2(a) during such time as each Holder of Registrable Securities: (A) is permitted to sell the Registrable Securities held by them pursuant to Rule 144 without volume or manner-of-sale restrictions, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holders or (B) has waived in writing the requirement for the Company to file a registration statement pursuant to Section 1.2(a).

(iii) pursuant to Section 1.2(b) after the Company has effected two (2) registrations pursuant to Section 1.2(b), and such registrations have been declared or ordered effective;

(iv) pursuant to Section 1.2(b) if the Company has effected a registration pursuant to Section 1.2(b) within the twelve (12) month period immediately preceding the date of such request;

(v) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith its reasonable efforts to cause such registration statement to become effective; or

(vi) if in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after the Filing Date or receipt of the request of the Initiating Holders, as applicable; provided, however, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period.

1.3	Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for its stockholders, including but not limited to the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days after mailing of such notice by the Company in accordance with this Agreement, the Company shall, subject to the provisions of Section 1.3(c), use its reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company (or by other persons entitled to select the underwriters). If the total amount of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering, but in no event shall the amount of such Registrable Securities being registered pursuant to this Section 1.3 of such selling Holders included in the offering be reduced below twenty five percent (25%) of the total amount of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders other than the Founder requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion, (iii) third, to the Founder requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by the Founder, assuming conversion, and (iv) fourth, to any other stockholder requesting to include shares of the Company’s capital stock in such registration statement based on the pro rata percentage of such other shares of the Company’s capital stock held by such stockholders, assuming conversion. For purposes of the preceding sentence concerning pro rata apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, as the case may be, or the estates and family members of any such partners, retired partners, members, retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

1.4	Form S-3 Registration.

(a) In case the Company shall receive from the Holders of at least twenty five percent (25%) of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(ii) use its reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(A) if Form S-3 is not available for such offering by the Holders;

(B) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $5,000,000;

(C) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period;

(D) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.4;

(E) if the Company has already effected four (4) registrations on Form S-3 for the Holders pursuant to this Section 1.4;

(F) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such state; or

(G) within sixty (60) days prior to the filing of, and one hundred eighty (180) days after the effective date of, any other registration by the Company initiated pursuant to Section 1.2 or 1.3.

(iii) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

(b) If the Holders initiating an S-3 registration under this Section 1.4 intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the

Company shall include such information in the written notice referred to in Section 1.4(a)(i). In such event the right of any Holder to include his, her or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by holders of a majority of the Registrable Securities held by the Holders initiating the S-3 registration and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by holders of a majority of the Registrable Securities held by the Holders initiating the registration under this Section 1.4 and shall be reasonably acceptable to the Company. Notwithstanding any other provision of this Section 1.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided that in such event, neither the Company nor any other holders of the Company’s securities may participate in such registration. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

1.5	Obligations of the Company.

Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such state;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) use its reasonable best efforts to furnish, at the request of any participating Holder, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

1.6	Information from Holder.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7	Expenses of Registration.

All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications pursuant to Sections 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $25,000 per transaction) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.4, as the case may be; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known to the Holders requesting registration at the time of their request for registration under Section 1.4, such registration shall not be treated as a counted registration for purposes of Section 1.4 hereof, even though the Holders do not bear the Registration Expenses for such registration.

1.8	Delay of Registration.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9	Indemnification.

In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section l.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this Section l.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event shall any contribution under this Section l.9(d) exceed the net proceeds from the offering received by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10	Reports under Securities Exchange Act of 1934.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the IPO;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act;

(c) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11	Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided that such transferee or assignee is (a) a subsidiary, parent, partner, retired partner, member, retired member, stockholder or affiliate of any Holder, (b) a member of the immediate family or a trust for the benefit of any Holder that is an individual, (c) an entity controlling, controlled by or under common control with any Holder, or (d) a transferee or assignee that after the transfer or assignment holds not fewer than a number of Registrable Securities equal to twenty five percent (25%) of the Registrable Securities held by the transferring Holder as of the date of this Agreement, provided: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.12 below. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including immediate family members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company.

1.12	“Market Stand-Off” Agreement.

Upon the request of the Company or the managing underwriters, each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (x) the publication or other distribution of research reports and (y) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.12 shall apply only to the IPO and shall only be applicable to the Holders if all officers and directors and all holders of greater than one percent (1%) of the outstanding capital stock of the Company enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 1.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the first sentence of this Section 1.12.

1.13	Founders Lock-Up Agreement.

Upon the request of the Company or the managing underwriters, each Founder hereby agrees to enter into a lock-up agreement in form and substance reasonably satisfactory to the Company and/or the managing underwriters, during the period commencing on the effective date of the IPO and extending for such period of time following the effective date of the IPO as required pursuant to the applicable rules of the SEC and/or any other relevant regulatory agency or as reasonably determined by the Company and/or its the managing underwriters providing that each Founder will not (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such Founder or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Each Founder acknowledges and agrees that the term of the restrictions imposed by such lock-up agreement may extend for up to twenty four (24) months following the effective date of the IPO.

1.14	Termination of Registration Rights.

No Holder shall be entitled to exercise any right provided for in this Section 1 after (a) five (5) years following the consummation of the IPO, (b) a Sale of the Company, or (c) as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of such Holder with whom such Holder must aggregate his, her or its sales under Rule 144) can be sold in any three (3)-month period without registration either (i) in compliance with Rule 144 of the Act, or (ii) Rule 904 of Regulation S promulgated under the act; provided, that following any resale under such Rule 904 the shares would not be deemed “restricted securities” under Rule 905 of Regulation S.

2.	Information Rights.

2.1	Delivery of Financial Statements.

The Company shall deliver to each Holder:

(a) within one hundred twenty (120) days after the end of each fiscal year of the Company (starting with the Company’s 2014 fiscal year), an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, a statement of cash flows for such year, and such other information as determined by the Company’s Board of Directors, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and audited and certified by independent public accountants approved by the Company’s Board of Directors (unless the Board determines that an audit or certification is not necessary);

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company (starting with the second quarter of fiscal year 2014), an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c) not later than thirty (30) days prior to the end of each fiscal year, a comprehensive operating budget forecasting the Company’s revenues, expenses and cash position on a month-to-month basis for the immediately upcoming fiscal year; and

(d) promptly following the request of any Investor, an up-to-date capitalization table certified as true and correct by the Company’s chief financial officer.

2.2	Termination of Information Covenants.

The covenants set forth in Sections 2.1 shall terminate and be of no further force or effect upon the earliest of (a) the effective date of the IPO; (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act; or (c) the Sale of the Company.

2.3	Confidentiality.

Except as otherwise agreed in writing by the Company, each Investor agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.3 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company, or (d) was known to the Investor prior to disclosure to the Investor by the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 2.3; (iii) to any affiliate, partner, member or stockholder of such Investor in the ordinary course of business, provided that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding anything to the contrary herein, the confidentiality obligations of this Section 2.3 shall survive the termination of this Agreement.

3.	Participation Rights.

Subject to the terms and conditions specified in this Section 3, the Company hereby grants to each Holder a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Holder in accordance with the following provisions.

(a) The Company shall deliver a notice (“Notice”) to each Holder stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company, within fifteen (15) calendar days after receipt of the Notice, each Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to such Holder’s “pro rata share” of such Shares which shall mean the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of shares of Series B Preferred Stock or issuable upon conversion or exercise of all convertible or exercisable securities (including the subsequent conversion of such securities into Common Stock) then held, by such Holder bears to the total number of shares of Common Stock of the Company outstanding on a Fully Diluted Basis (as defined below). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly notify each Holder that elects to purchase its full pro rata share of the Shares (a “Fully-Exercising Holder”) of any other Holder’s failure to do likewise. During the five (5) business day period commencing after such information is given, each Fully-Exercising Holder may elect to purchase that portion of the Shares for which other Holders were entitled to subscribe but which were not subscribed for by such other Holders that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of shares of Series B Preferred Stock or issuable upon conversion or exercise of all convertible or exercisable securities (including the subsequent conversion of such securities into Common Stock) then held, by such Fully-Exercising Holder bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of shares of Series B Preferred Stock or issuable upon conversion or exercise of all convertible or exercisable securities (including the subsequent conversion of such securities into Common Stock) then held, by all Fully-Exercising Holders who wish to purchase unsubscribed Shares.

(c) If all Shares that Holders are entitled to purchase pursuant to Section 3(b) are not elected to be purchased as provided therein, the Company may, during the sixty (60) day period following the expiration of the offer period provided in Section 3(b), offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than and on terms no more favorable to the prospective purchaser(s) than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Holders in accordance herewith.

(d) The right of first offer in this Section 3 (i) shall not be applicable to the issuance of securities excluded from the definition of “Additional Shares of Common Stock” pursuant to the Restated Certificate, and (ii) shall be waivable either prospectively or retrospectively with respect to all Holders by holders of a majority of Registrable Securities held by all Holders.

(e) As used herein, “Fully Diluted Basis” means all shares of Common Stock outstanding plus (i) all shares of Common Stock issuable upon conversion of all convertible securities then outstanding, (ii) all shares of Common Stock issuable upon exercise of outstanding options, warrants and other rights to acquire Common Stock (without regard to any vesting restrictions, and including the shares of Common Stock issuable upon conversion of any convertible securities issuable upon exercise of such exercisable securities) and (iii) all shares of Common Stock reserved for future grant under any option plans or other equity plans) immediately prior to such offering.

(f) The covenants set forth in this Section 3 shall terminate and be of no further force or effect immediately prior to the earliest of (a) the Sale of the Company or (b) the effective date of the IPO.

4.	Other Covenants.

4.1	Grant of Superior Registration Rights.

The Company shall not grant to any holder or prospective holder of any securities of the Company, or agree to grant such a holder or prospective holder, registration rights superior to or on parity with the registration rights hereunder of the Holders, unless the Company shall have first obtained the written consent of the Holders holding at least sixty percent (60%) of the Registrable Securities.

4.2	Employee Stock.

Unless otherwise approved by the Board of Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for a market stand-off provision substantially similar to that in Section 1.12.

4.3	Employee Agreements.

The Company will cause each person who has been, is now or may hereafter be employed by the Company or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement in form and substance reasonably satisfactory to the Investors. Such agreements with the Company’s current and former employees, consultants and independent contractors shall be entered into prior to the closing of the transactions contemplated by the Series B Purchase Agreement.

4.4	Director and Officer Insurance.

The Company shall use its commercially reasonable efforts to obtain from financially sound and reputable insurers Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. In the event that the Company merges with another entity and is not the surviving entity in such merger or transfers all of its assets to a third party, the Company shall exercise commercially reasonable efforts to ensure that the Company’s successor in any such transaction assumes the Company’s obligations with respect to indemnification of the Company’s officers and directors.

4.5	Indemnification Agreements.

The Company shall adopt and enter into an indemnification agreement with each current and future member of its Board of Directors, which agreement shall be in form and substance reasonably satisfactory to the Investors.

4.6	Director Reimbursement.

The Company shall reimburse each member of its Board of Directors for all reasonable expenses, including reasonable travel and other expenses, incurred in connection with service as a member of the Company’s Board of Directors and any committee thereof.

5.	Miscellaneous.

5.1	Successors and Assigns.

Each Investor hereby agrees that it shall not assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by such Investor to any transferee to which Registrable Securities are transferred by such Investor pursuant to Section 1.11, and such assignee shall be deemed an “Investor” for purposes of this Agreement; provided, however, that such assignment of rights shall be contingent upon the assignee providing a written instrument to the Company notifying the Company of such assignment and agreeing in writing to be bound by the terms of this Agreement. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2	Governing Law.

The validity, performance, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its laws relating to conflicts of law. The parties hereby expressly submit themselves to the jurisdiction of the courts of the State of Delaware for the determination of any controversy whatsoever arising under or in connection with this Agreement.

5.3	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4	Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5	Notices.

Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), or (d) four (4) days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated on the signature page hereto, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party given in the foregoing manner. A copy of any notice to the Company, which shall not constitute notice to the Company, shall be provided simultaneously to Garvey Schubert Barer, Attn: Peter B. Cancelmo, 1191 Second Avenue, Suite 1800, Seattle, Washington 98101.

5.6	Expenses.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, including an arbitration, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.7	Entire Agreement; Amendments and Waivers.

(a) This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

(b) Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the outstanding Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144), provided that the provisions of Section 3 may be waived in accordance with the terms of Section 3(d)(ii). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company. Each Investor acknowledges that by the operation of this paragraph, the holders of a majority of the outstanding Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

(c) Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series B Preferred Stock after the date hereof pursuant to the Series B Purchase Agreement, any purchaser of such shares of Series B Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Holder, so long as such additional Holder has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

5.8	Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.9	Aggregation of Stock.

All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.10	Effect of Change in Company’s Capital Structure.

Appropriate adjustments shall be made in the number and class of shares in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or like change in the capital structure of the Company.

5.11	Delays or Omissions.

No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.12	Termination.

Notwithstanding anything to the contrary herein, this Agreement (excluding any then existing obligations) shall terminate upon the earlier to occur of (a) a Sale of the Company, or (b) the written consent of the Company and the holders of at least a majority of the outstanding Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144).

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

COMPANY:		FOUNDERS:

COHBAR, INC.		NIR BARZILAI

By:	/s/ Jon Stern	/s/ Nir Barzilai
Jon Stern Chief Executive Officer Address: 2265 East Foothill Boulevard Pasadena, CA 91107		Address: [omitted]
PINCHAS COHEN
/s/ Pinchas Cohen
Address: [omitted]

DAVID SINCLAIR

/s/ David Sinclair
Address: [omitted]

JOHN AMATRUDA

/s/ John Amatruda
Address: [omitted]

LAURA COBB

/s/ Laura Cobb
Address: [omitted]

[continued on following page]

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

[Investor Signature Pages Omitted to protect personal information]

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

SCHEDULE A

SCHEDULE OF INVESTORS

[Omitted to protect personal information]

SCHEDULE B

FOUNDERS

Pinchas Cohen

Nir Barzilai

John Amatruda

David Sinclair

Laura Cobb